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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE                        FOR FURTHER INFORMATION, CONTACT:
Date: March 27, 2003                         Kristy Williams  615-595-5531
                                             David McCurrach 615-595-5531


                          FRANKLIN FINANCIAL ANNOUNCES
                       EXTENSION OF MERGER AGREEMENT WITH
                                  FIFTH THIRD


FRANKLIN, TENNESSEE, MARCH 27, 2003 - Franklin Financial Corporation (Nasdaq:
"FNFN") announced today that it has agreed to an amendment to its Affiliation Agreement with Fifth Third Bancorp (Nasdaq "FITB") to extend the termination date of the Affiliation Agreement to June 30, 2004.

As consideration for the amendment, Fifth Third agreed to amend the exchange ratio in the merger to provide that Franklin shareholders would receive Fifth Third common stock valued at a fixed price of $31.00 per share of Franklin common stock plus any increase in the book value per share (excluding certain items) of Franklin common stock from March 31, 2003 through the most recent quarter end prior to the closing. Further, in the event that the Board of Governors of the Federal Reserve System has not granted regulatory approval for the merger on or before May 31, 2004, Franklin will have the right to terminate the agreement and to receive a termination fee of $27 million from Fifth Third.

"We are very pleased that we were able to reach an agreement with Fifth Third that allowed us to provide additional value for our shareholders and to continue to work with Fifth Third towards the completion of the merger," commented Gordon
E. Inman, Chairman, President and CEO of Franklin Financial Corporation.

On May 1, 2001, the common stock of Franklin Financial Corporation began trading on the Nasdaq National Market under the symbol "FNFN". Corporate data may be found on the Internet at www.fnfn.net.

Franklin National Bank operates nine retail branches and 22 ATM's in Williamson, Davidson, and Maury counties. The bank's Internet site is FranklinNetBranch.com. In addition to Franklin National Bank, Franklin Financial Corporation is the parent company of Franklin Financial Mortgage, Franklin Financial Insurance Agency, and Franklin Financial Securities.

THE STATEMENTS CONTAINED IN THIS RELEASE WHICH ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS DESCRIBING FRANKLIN FINANCIAL



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CORPORATION'S FUTURE PLANS, PROJECTIONS, STRATEGIES AND EXPECTATIONS, ARE BASED
ON ASSUMPTIONS AND INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND FRANKLIN FINANCIAL CORPORATION'S CONTROL. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED DUE TO CHANGES IN INTEREST RATES, COMPETITION IN THE INDUSTRY, CHANGES IN LOCAL AND NATIONAL ECONOMIC CONDITIONS AND VARIOUS OTHER FACTORS. ADDITIONAL INFORMATION CONCERNING SUCH FACTORS, WHICH COULD AFFECT FRANKLIN FINANCIAL CORPORATION, IS CONTAINED IN FRANKLIN FINANCIAL CORPORATION'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.